Exhibit 10.2
First Amendment to
the Sysco Corporation
2007 Stock Incentive Plan
     Section 4.2(g) of the Sysco Corporation 2007 Stock Incentive Plan is hereby amended by deleting it in its entirety and replacing it with the following:
     (g) Vesting; Additional Terms. Except as set forth below and in Sections 3.3 and 5.11, and other than Options, SARs, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards conditioned upon the attainment of Performance Goals that relate to performance periods of at least one fiscal year, no Award granted hereunder may vest in excess of 1/3 of the number of shares subject to the Award per year for the first three years after the grant date. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an Award shall be considered the day on which such Award is granted. The term of any Award granted under the Plan will not exceed seven years from the date of grant. Notwithstanding the foregoing, if before the expiration of an Option or SAR, the holder’s employment relationship with the Company or a Subsidiary terminates as a result of retirement in good standing or disability under the established rules of the Company then in effect, the Option or SAR will remain in effect, vest and be exercisable in accordance with its terms as if the holder remained an employee of the Company or Subsidiary. In the event of an Option or SAR holder’s death during the term of his or her Option or SAR, all unvested Options and SARs will vest immediately and may be exercised by the holder’s estate, or by the person to whom such right devolves from the holder by reason of his or her death, at any time within three years after the date of the holder’s death but in no event later than the original termination date of the Option or SAR. In no event may an Option or SAR be exercised after three years following the holder’s death. With respect to all other Awards, any unvested Awards shall immediately vest, and all restrictions pertaining to such other Awards shall lapse and have no further effect, upon the holder’s death or retirement in good standing or disability under the established rules of the Company then in effect, except as otherwise provided by the Committee at grant of the Award. Upon the occurrence of a Change in Control, all outstanding Options and SARs shall vest and become exercisable and all other outstanding Awards shall vest and all restrictions pertaining to such other Awards shall lapse and have no further effect.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executive effective as of the 17th day of January, 2009.

SYSCO CORPORATION
By:	/s/ Thomas P. Kurz
	Name:	Thomas P. Kurz
	Title:	Vice President, Deputy General Counsel and Assistant Secretary